Exhibit 99 - First Commonwealth Financial Corporation Press Release dated April 20, 2006

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	April 20, 2006	(724) 349-7220

First Commonwealth Announces First Quarter 2006 Financial Results
Continues Branch Construction and Renovations in Pittsburgh Region;
Expands Home Mortgage Service Offerings through Joint Venture

INDIANA, PENNSYLVANIA - April 20, 2006 - First Commonwealth Financial Corporation (NYSE: FCF) reported net income of $12.9 million for the first quarter of 2006 compared to net income of $15.2 million for the first quarter of 2005.  Basic and diluted earnings per share were $0.19 for the first quarter of 2006 compared to $0.22 for the comparable period of 2005.  Return on equity was 9.95% and return on assets was 0.88% for the first quarter of 2006 compared to 11.48% and 1.00%, respectively for the 2005 period.  The decline in net income was primarily the result of the decrease in net interest income.

During the first quarter of 2006, First Commonwealth (the Company) made the following fundamental improvements that are expected to help strengthen its future financial performance and market position:

Continued its branch expansion plans into higher growth markets as it began construction on two new branch offices in  Pittsburgh-area market  as well as completing two significant renovations on existing branches.

Entered into a joint venture with Wells Fargo Ventures, LLC to form First Commonwealth Home Mortgage, LLC, that will offer a full array of home financing products and will provide our clients with multi-state lending capabilities.

Net Interest Income

Net interest income for the first quarter of 2006 decreased $3.5 million, or 7.8%, to $41.4 million from $44.9 million in the first quarter of 2005.  First quarter net interest margin (net interest income as a percentage of average earning assets on a fully tax-equivalent basis) declined 10 basis points to 3.31%, compared with 3.41% in the corresponding period last year.  The decline in net interest margin was due primarily to funding costs increasing at a faster rate than yields on earning assets.  The first quarter yield on earning assets (on a fully tax-equivalent basis) increased 55 basis points to 6.13% from 5.58% in the same period last year, while the cost of funds increased 74 basis points to 3.15% from 2.41% in last year's first quarter.

Due to the relatively flat yield curve the Company has limited the amount reinvested in investment securities that have matured or have been paid down resulting in a decrease of 4.0% or $227.8 million in average interest earning assets.  Average total loans and average total deposits increased 3.1% and 2.8%, respectively, in the first three months of 2006 when compared to first quarter of 2005.  On another positive note, the net interest margin increased 11 basis points in the first quarter of 2006 compared to the 3.20% net interest margin reported in the fourth quarter of 2005, due to the previously disclosed balance sheet changes occurring in the fourth quarter of 2005.

Other Income

Total other income for the first quarter of 2006 declined 10.0% to $10.3 million from $11.4 million in the same period last year as a result of the decrease in security gains coupled with the absence of income from merchant services business which was sold in the second quarter of 2005.

Service charges on deposits increased 9.3% due to the new fee schedules and the Company's continued success with its High Performance Checking product.

Other Expenses

Total other expenses for the first quarter of 2006 increased only 0.6% to $35.6 million from $35.4 million in the corresponding period last year.  Salaries and employee benefits rose $1.1 million or 5.8% primarily from the $0.7 million rise in employee benefits.  Unemployment compensation insurance grew which was related to the organizational restructuring and related personnel changes.  Salaries, adjusted for $0.4 million in severance charges, for the first quarter of 2006 were slightly less than the amount reported in the comparable period last year.  Unemployment compensation rates have been affected by the large number of employees terminated during 2004 and 2005, as part of the Company's organizational restructuring, realignment initiatives and cost containment efforts.

First quarter 2006 net occupancy expense increased $0.4 million or 13.7% from $3.0 million in the first quarter of 2005 to $3.4 million.  The increase was primarily the result of an adjustment to building rental expense due to an ongoing monitoring of leases.

Credit Quality and Provision for Credit Losses

As of March 31, 2006, total nonperforming loans (including loans past due 90 days but still accruing) increased to $29.1 million from the $28.2 million at March 31, 2005.  Past due loans declined $2.5 million, but were offset by a $3.4 million increase in nonaccrual loans.  The change in nonaccrual loans resulted primarily from one commercial credit relationship.  The remaining recorded balance of that relationship is believed to be well secured, and includes a partial government agency guarantee.  Nonperforming loans as a percent of total loans increased only one basis point from 0.79% at March 31, 2005, to 0.80% at March 31, 2006.

First quarter 2006 provision for credit losses decreased to $0.9 million from $1.7 million in the same period last year.  The analysis of the Adequacy for the Allowance of Loan Loss as of March 31, 2006, showed continuing improvement in the credit quality of classified loans on the primary watch list.  The Company believes that the allowance for credit losses is adequate at the present time.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.9 billion bank holding company headquartered in Indiana, Pennsylvania.  It operates 100 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company.  Financial services and insurance products are also provided through First Commonwealth Financial Advisors, Inc., and First Commonwealth Insurance Agency.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe First Commonwealth's future plans, strategies and expectations and are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements speak only as of the date they are made.  Such risks and uncertainties include, among other things:

Risks and uncertainties described in First Commonwealth's reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.
Adverse changes in the economy or business conditions, either nationally or in First Commonwealth's market areas, could increase credit-related losses and expenses and/or limit growth.
Increases in defaults by borrowers and other delinquencies could result in increases in First Commonwealth's provision for losses on loans and related expenses.
Fluctuations in interest rates and market prices could reduce net interest margin and asset valuations and increase expenses.
Changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter Ended
	March 31,
	2006	2005
Interest income	$79,781	$75,637
Interest expense	38,334	30,705
Net interest income	41,447	44,932
Provision for credit losses	908	1,744
Net interest income after provision for credit losses	40,539	43,188

Net securities gains	63	485
Trust income	1,394	1,325
Service charges on deposits	3,869	3,540
Insurance commissions	719	840
Income from bank owned life insurance	1,375	1,321
Merchant discount income	0	839
Card related interchange income	1,298	1,087
Other income	1,578	2,003
Total other income	10,296	11,440

Salaries and employee benefits	19,357	18,298
Net occupancy expense	3,402	2,992
Furniture and equipment expense	2,767	2,870
Data processing expense	795	939
Pennsylvania shares tax expense	1,350	1,266
Intangible amortization	565	565
Other operating expense	7,357	8,463
Total other expenses	35,593	35,393
Income before income taxes	15,242	19,235
Applicable income taxes	2,304	4,016
Net income	$12,938	$15,219

Average shares outstanding	69,469,709	69,346,722
Average shares outstanding assuming dilution	69,918,151	70,024,400

Per Share Data:
Basic earnings per share	$0.19	$0.22
Diluted earnings per share	$0.19	$0.22
Cash dividends per share	$0.170	$0.165

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	March 31,	December 31,
	2006	2005
Assets
Cash and due from banks on demand	$84,627	$84,555
Interest-bearing bank deposits	391	473
Federal funds sold	0	1,575
Securities available for sale, at market	1,737,899	1,851,986
Securities held to maturity, at amortized cost
(Market value $86,986 in 2006 and $89,804 in 2005)	85,673	87,757

Loans held for sale	553	1,276

Loans:
Portfolio loans	3,651,632	3,623,102
Unearned income	(98)	(119)
Allowance for credit losses	(38,017)	(39,492)
Net loans	3,613,517	3,583,491

Premises and equipment	61,230	60,860
Other real estate owned	1,499	1,655
Goodwill	122,702	122,702
Amortizing intangibles, net	14,686	15,251
Other assets	221,733	214,739
Total assets	$5,944,510	$6,026,320

Liabilities
Deposits (all domestic):
Noninterest-bearing	$499,161	$491,644
Interest-bearing	3,496,577	3,504,908
Total deposits	3,995,738	3,996,552

Short-term borrowings	601,426	665,665
Other liabilities	37,952	43,314

Subordinated debentures	108,250	108,250
Other long-term debt	685,395	691,494

Total long-term debt	793,645	799,744
Total liabilities	5,428,761	5,505,275

Shareholders' Equity
Common stock $1 par value per share	71,978	71,978
Additional paid-in capital	173,369	173,967
Retained earnings	319,523	318,569
Accumulated other comprehensive income (loss)	(17,349)	(9,655)
Treasury stock	(18,672)	(20,214)
Unearned ESOP shares	(13,100)	(13,600)
Total shareholders' equity	515,749	521,045
Total liabilities and shareholders' equity	$5,944,510	$6,026,320

Shares issued	71,978,568	71,978,568
Shares outstanding	70,500,069	70,377,916
Treasury shares	1,478,499	1,600,652
Book value per share	$7.32	$7.40
Market value per share	$14.66	$12.93

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands)

Quarter To Date Average Balance Sheets and
Net Interest Analysis At March 31,
		2006			2005
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Time deposits with banks	$1,041	$14	5.31%	$964	$7	3.08%
Tax free investment securities	280,673	3,219	7.16%	270,945	3,053	7.03%
Taxable investment securities	1,574,530	18,188	4.68%	1,923,907	19,982	4.21%
Federal funds sold	4,162	46	4.53%	659	4	2.46%
Loans, net of unearned income (b)(c)(d)	3,650,953	58,314	6.68%	3,542,655	52,591	6.21%
Total interest-earning assets	5,511,359	79,781	6.13%	5,739,130	75,637	5.58%

Noninterest-earning assets:
Cash	77,807			78,997
Allowance for credit losses	(40,282)			(42,024)
Other assets	426,722			422,736
Total noninterest-earning assets	464,247			459,709
Total Assets	$5,975,606			$6,198,839

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (e)	$558,100	$1,913	1.39%	$562,152	$949	0.68%
Savings deposits (e)	1,179,984	4,982	1.71%	1,261,576	3,647	1.17%
Time deposits	1,773,440	16,489	3.77%	1,580,456	11,906	3.06%
Short-term borrowings	630,035	6,364	4.10%	916,021	5,558	2.46%
Long-term debt	796,961	8,586	4.37%	838,378	8,645	4.18%
Total interest-bearing liabilities	4,938,520	38,334	3.15%	5,158,583	30,705	2.41%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (e)	480,733			478,653
Other liabilities	28,770			24,158
Shareholders' equity	527,583			537,445
Total noninterest-bearing funding sources	1,037,086			1,040,256
Total Liabilities and Shareholders' Equity	$5,975,606			$6,198,839

Net Interest Income and Net Yield on Interest-Earning Assets		$41,447	3.31%		$44,932	3.41%

(a) Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b) Average balance includes loans held for sale.
(c) Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(d) Loan income includes net loan fees.
(e) Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands)

Asset Quality Data At March 31,
	2006	2005
Loans on nonaccrual basis	$14,599	$11,200
Past due loans	14,305	16,846
Renegotiated loans	170	182
Total nonperforming loans	$29,074	$28,228
Loans outstanding at end of period (a)	$3,652,087	$3,554,441
Average loans outstanding(year-to-date) (a)	$3,650,953	$3,542,655
Allowance for credit losses	$38,017	$40,794
Nonperforming loans as percent of total loans	0.80%	0.79%
Net charge-offs(year-to-date)	$2,383	$2,013
Net charge-offs as percent of average loans (annualized)	0.26%	0.23%
Allowance for credit losses as percent of average loans
outstanding	1.04%	1.15%
Allowance for credit losses as percent of nonperforming
loans	130.76%	144.52%
Other real estate owned	$1,499	$1,463

(a) Includes loans held for sale

Profitability Ratios
	For the Quarter Ended
	March 31,
	2006	2005
Return on average assets	0.88%	1.00%
Return on average equity	9.95%	11.48%
Efficiency ratio (FTE) (a)	64.35%	59.35%
Fully tax equivalent adjustment	$3,570	$3,267

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis," plus "total other income."